Exhibit 3.1

LOAN AGREEMENT

THIS LOAN AGREEMENT dated for reference September 1, 2017 is made

BETWEEN:

EMERALD HEALTH SCIENCES INC., a corporation incorporated under the laws of British Columbia with an office at 200-375 Water St. Vancouver, BC, V6B 0M9

(the “Lender”);

AND:

EMERALD HEALTH PHARMACEUTICALS INC., a corporation incorporated under the laws of Delaware with an office at 5820 Nancy Ridge Drive, San Diego, California, 92121

(the “Borrower”);

WHEREAS the Borrower has borrowed and wishes to borrow and the Lender has lent and is willing to lend monies to the Borrower on a revolving basis on the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter set out, the parties hereto agree as follows:

1.	definitions

Where used in this Agreement, the following words and phrases shall have the following meaning:

(a)	“Advances” has the meaning set forth in section 3.1;

(b)	“Agreement” means this Agreement and the schedules hereto, as at any time amended or modified and in effect;

(c)	“Event of Default” means any event specified in section 7.1;

(d)	“Loan” means the loan by the Lender to the Borrower established pursuant to section 3.1; and

(e)	“Note” has the meaning set forth in section 3.3(a).

2.	INTERPRETATION

2.1	Governing Law

The laws of the Province of British Columbia govern this Agreement and the parties attorn to the non-exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes under this Agreement.

2.2	Severability

If any one or more of the provisions contained in this Agreement is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

2.3	Parties In Interest

This Agreement enures to the benefit of and is binding on the parties hereto and their respective successors and permitted assigns.

2.4	Headings and Marginal References

The division of this Agreement into sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

2.5	Currency

All statements of, or references to, dollar amounts in this Agreement means lawful currency of the USA.

3.	THE LOAN

3.1	Establishment of the Loan

(a)	The Lender has loaned monies to the Borrower prior to the date of this Agreement and agrees, on the terms and conditions set forth in this Agreement, to continue to lend monies to the Borrower from time to time in one or more advances (“Advances”).

(b)	The Loan shall be a revolving loan, against which Advances may be made to the Borrower, repaid by the Borrower, converted by the Lender and additional Advances made to the Borrower, subject to the limitations contained in this Agreement.

3.2	Drawdown of Loan

The Lender and the Borrower will agree on the amount of each past and future Advance, and the Borrower will then provide future Advances to the Borrower on the terms hereof and the Note and on such other terms as may be agreed upon by the Lender and the Borrower in writing in connection with such Advance.

3.3	Evidence of Indebtedness

(a)	The indebtedness of the Borrower to the Lender resulting from the Advances will be evidenced by a demand grid promissory note (the “Note”), in the form set out in Exhibit A, in the aggregate principal amount of the Loan outstanding from time to time.

(b)	The Lender will record all amounts advanced by the Lender to the Borrower from time to time and all repayments of the Loan by the Borrower to the Lender and conversion of the Loan by the Lender on the grid attached as Schedule A to the Note and will revise the Note to reflect the aggregate principal amount of the Loan outstanding as of the date of each Advance or repayment of the Loan.

3.4	Interest

The Borrower will pay to the Lender interest at 12% per annum, calculated semi-annually, in advance and payable to the Lender upon demand.

3.5	Repayment of the Loan

The Borrower will repay the Loan and any outstanding interest on the date the Lender demands payment by notice in writing to the Borrower. However, in the sole discretion of the Lender, the Lender may elect to receive shares of the Borrower at a value of $1.00 per share in settlement of the amount, or a portion of the amount, then owed by the Borrower to the Lender.

4.	COSTS

The Borrower will assume and pay all reasonable costs, charges and expenses, including reasonable solicitors’ costs, charges and expenses, which are incurred by the Lender in respect of this Agreement which may be incurred by the Lender in respect of any proceedings taken or things done by the Lender in connection with this Agreement to collect the Loan and the Borrower consents to such costs, charges and expenses being charged and fixed on a lump sum basis.

5.	Representations and Warranties

5.1	The Borrower represents and warrants to the Lender that:

(a)	the Borrower is a company duly incorporated, validly existing and in good standing;

(b)	the Borrower has all requisite corporate power and authority to enter into this Agreement and to carry out the obligations contemplated herein and therein;

(c)	this Agreement has been duly and validly authorized, executed and delivered by the Borrower and are valid obligations of it; and

(d)	no Event of Default and no event which, with the giving of notice or lapse of time would become an Event of Default, has occurred or is continuing.

5.2	Survival of Representations and Warranties

All representations and warranties made herein will survive the delivery of this Agreement to the Lender and no investigation at any time made by or on behalf of the Lender shall diminish in any respect whatsoever its rights to rely on those representations and warranties. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower under or pursuant to this Agreement will constitute representations and warranties made by the Borrower thereunder.

6.	COVENANTS OF THE BORROWER

The Borrower covenants and agrees with the Lender that, at all times during the currency of this Agreement, it will:

(a)	pay the principal sum and all other monies required to be paid to the Lender pursuant to this Agreement in the manner set out in this Agreement;

(b)	duly observe and perform each and every of its covenants and agreements set out in this Agreement; and

(c)	provide the Lender with immediate notice of any Event of Default.

7.	EVENT OF DEFAULT

7.1	Definition of Event of Default

The principal balance of the Loan, interest, costs and any other money owing to the Lender under this Agreement will immediately become payable upon demand by the Lender or, unless otherwise waived in writing by the Lender, in any of the following events:

(a)	if the Borrower defaults in any payment when due under this Agreement;

(b)	if the Borrower becomes insolvent or makes a general assignment for the benefit of its creditors, or if any order is made or an effective resolution is passed for the winding-up, merger or amalgamation of the Borrower or if the Borrower is declared bankrupt or if a custodian or receiver be appointed for the Borrower under the applicable bankruptcy or insolvency legislation, or if a compromise or arrangement is proposed by the Borrower to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for the Borrower; or

(c)	if the Borrower defaults in observing or performing any other covenant or agreement of this Agreement on its part to be observed or performed and such default has continued for a period of seven days after notice in writing has been given by the Lender to the Borrower specifying the default.

8.	GENERAL

8.1	Waiver or Modification

No failure on the part of the Lender in exercising any power or right hereunder will operate as a waiver the power or right nor will any single or partial exercise of such right or power preclude any other right or power hereunder. No amendment, modification or waiver of any condition of this Agreement or consent to any departure by the Borrower therefrom will be effective unless it is in writing signed by the Lender. No notice to or demand on the Borrower will entitle the Borrower to any other further notice or demand in similar or other circumstances unless specifically provided for in this Agreement.

8.2	Time

Time is of the essence of this Agreement.

8.3	Further Assurances

The parties to this Agreement will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

8.4	Assignment

The Borrower may not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Lender.

9.	NOTICES

9.1                        Any notice under this Agreement will be given in writing and may be sent by email or may be personally delivered to the party to which notice is to be given at the address indicated above, or at another address designated by that party in writing.

9.2                        If notice is sent by email or is personally delivered, it will be deemed to have been given at the time of transmission or delivery.

9.3	AMENDMENTS

This Agreement may be amended waived discharged or terminated only by instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

(Remainder of page is left intentionally blank.)

The Lender and the Borrower have executed and delivered this Agreement as of the date set out above.

EMERALD HEALTH SCIENCES INC.

By:	/s/ James L. Heppell
Authorized Signatory

EMERALD HEALTH PHARMACEUTICALS INC.

By:
Authorized Signatory

EXHIBIT A

PROMISSORY NOTE

September 1, 2017

FOR VALUE RECEIVED, EMERALD HEALTH PHARMACEUTICALS INC., (the “Borrower PROMISES TO PAY to the order of EMERALD HEALTH SCIENCES INC., (the “Lender”), on demand, the total sum outstanding from time to time (the “Loan”) as recorded on the grid (the “Grid”) set out in Schedule A attached to and forming part of this Note, together with interest thereon at the rate of 12% per annum from the date of the Advance (calculated semi-annually, in advance) and any costs pursuant to a loan agreement dated September 1, 2017 between the Borrower and the Lender (the “Loan Agreement”).

The Borrower hereby unconditionally and absolutely authorizes and directs the Lender to record all Advances from the Lender to the Borrower and all repayment or conversion of the Loan from the Borrower to the Lender from time to time pursuant to the Loan Agreement provided, however, that failure to make a notation or the existence of an error in notation with respect to any advance set forth thereon or the failure to give written confirmation shall not limit or otherwise affect the obligations of the Borrower under this Note.

The Borrower acknowledges, confirms and agrees with the Lender that the date and amount of each Advance or repayment of the Loan recorded on the Grid shall be conclusive and binding on the Borrower in the absence of manifest error.

The Borrower waives presentment for payment, notice of protest and notice of non-payment.

Capitalized terms not otherwise defined in this Note have the meanings attributed to those terms in the Loan Agreement. If there is a conflict or inconsistency between this Note and the Loan Agreement, the Loan Agreement will prevail.

The laws of by the laws of the Province of British Columbia and the laws of Canada applicable govern this Note therein.

EMERALD HEALTH PHARMACEUTICALS INC.,

By:
Authorized Signatory

SCHEDULE A

Promissory Note dated September 1, 2017

by Emerald Health Pharmaceuticals, Inc.

in favour of Emerald Health Sciences, Inc.

Schedule of Advances and Repayments of Loan pursuant to the Loan Agreement.

Date of Advance, Repayment or Conversion	Amount Advanced, (Repaid) or Converted	Authorized Signatory of Emerald Health Pharmaceuticals Inc. Acknowledging Advance, Repayment or Conversion	Aggregate Principal Sum Owing